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This Strategic Alliance is made and effective this 12/13/99 by and between
UTEK CORPORATION (UTEK), offices located at 202 South Wheeler Street, Plant City, Florida 33566 and Virginia Tech Intellectual Properties, Inc. (VTIP), located at 1872 Pratt Drive, Suite 1625, Blacksburg, Virginia 24060. Now, therefore, both parties agree as follows:

1. VTIP seeks to develop an off-balance sheet vehicle to bring its intellectual property and technology to the marketplace. The goal of which is to generate on-going royalties to enhance The University's research capabilities and reward faculty whose patents are licensed, in addition to developing sponsored research activities.

2. UTEK CORPORATION (UTEK) has the mission to build a bridge between university-based technology and public companies that can rapidly bring new products to the marketplace.

3. UTEK will review VTIP specified existing technologies and new disclosures to gauge their potential for successful commercialization. If a specific technology seems promising to UTEK (and the university agrees), the university will apply for a patent (if it does not already have one), with VTIP as the assignee. If UTEK converts the Option to a license agreement, UTEK will pay actual past and future costs incurred by VTIP in preparing, filing, prosecuting and maintaining all United States and foreign patents and patent applications on optioned technology. UTEK will receive a 12-month exclusive, royalty-free license option for the technology for some or all fields of use. UTEK would then use its best efforts to find a corporate licensee or otherwise commercialize the technology at terms acceptable to VTIP. If UTEK finds a VTIP acceptable licensee, royalties for the technology will be paid directly by the licensee to VTIP. If UTEK is unable to find a VTIP acceptable licensee or corporate partner for the technology by the end of this 12- month period, then all option rights to the technology will revert back to VTIP, unless both parties agree to extend. The defined Exclusive Option Agreement is contained in Exhibit A. When the University desires to have UTEK merchandise a specific technology and UTEK agrees, both parties will execute a copy of the Exclusive Option Agreement with the appropriate technology, field-of-use and term descriptions.

4. The term of this strategic alliance is for a period of five years, commencing on the date above.

5. Either party may terminate this Agreement at any time with thirty days written notice.

6. During the term of this Agreement, parties shall not disclose to anyone any of the other party's confidential information. "Confidential Information" for the purposes of this Agreement shall include proprietary and confidential information such as, but not limited to, technology plans, research and development plans, designs, models, software, product specifications, Marketing plans, patent applications, disclosures and new concepts. Confidential information will be clearly identified.

Confidential information shall not include any information that:
A.   Is disclosed without restriction.
B.   Becomes publicly available through no act of the recipient.
C.   Is rightfully received by either party from a third party.
D.   Is disseminated in publications.

If UTEK customers need to review VTIP confidential information to determine their interest in licensing a specific property, UTEK will have the customer execute a university approved confidentiality and non-disclosure agreement. A copy of this signed agreement will be provided to the university.

7. This Agreement shall be governed by and be construed in accordance with the laws of the Commonwealth of Virginia.

8. This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed, only by


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an Agreement in writing, signed by both of the parties.

9. Any notice to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by overnight courier service as follows:

UTEK CORPORATION
202 South Wheeler Street
Plant City, Florida 33566

VIRGINIA TECH INTELLECTUAL PROPERTIES, INC.
1872 Pratt Drive, Suite 1625
Blacksburg, Virginia 24060

10. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.



IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

UTEK CORPORATION                     VIRGINIA TECH  TELLECTUAL PROPERTIES, INC.

---------------------------------   -------------------------------------------
By:  Uwe Reischl, Ph.D., M.D.,       By: Dr. Leonard Peters, President
     President